Exhibit 99.1

news release

QLT ANNOUNCES COMPLETION OF PHASE Ia SAFETY TRIAL
OF ITS SYNTHETIC RETINOID PRODUCT

For Immediate Release	March 12, 2009

VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced the results from a Phase Ia trial of QLT091001 in healthy adult volunteers. The trial demonstrated the drug is safe and well-tolerated and achieved its primary goal of estimating an appropriate dose for studies in patients. QLT091001 is an orally administered synthetic retinoid replacement for 11-cis-retinal, which is a key biochemical component of the visual retinoid cycle. The drug is being developed for the potential treatment of Leber’s Congenital Amaurosis (LCA), an inherited progressive retinal degenerative disease that leads to retinal dysfunction and visual impairment beginning at birth.

The Phase Ia trial is an open-label, single center, ascending dose trial conducted by QLT to evaluate the safety and tolerance of multiple administrations of the synthetic retinoid drug in 20 healthy adult volunteers. Participants were enrolled in six cohorts of increasing doses. Patients in the highest dose cohort reported mild adverse events (including facial flushing and headache) which were transient in nature and were resolved during the treatment period. These are expected adverse events in the retinoid class. No serious adverse events related to the study treatment were reported.

“We are pleased to report that QLT091001 demonstrated an adequate safety profile in healthy adults,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “Our next step is to speak with the Canadian health authorities to determine future clinical development plans. We expect to initiate a Phase Ib trial in the second half of 2009 in pediatric patients with LCA, a disease which affects one in one hundred thousand newborns world-wide for which there are currently no available treatments.”

About Synthetic Retinoid Drugs
Genetic diseases in the eye such as LCA and Retinitis Pigmentosa (RP) arise from gene mutations of enzymes or proteins required in the biochemistry of vision. QLT091001 is a replacement for 11-cis-retinal which is an essential component of the retinoid–rhodopsin cycle and visual function. Two different gene mutations (Retinal pigment epithelium protein 65 (RPE65) and lecithin-retinol acyltransferase (LRAT) result in an inadequate production of 11-cis-retinal and occur in approximately 10% of patients with LCA and to a lesser extent in RP.

The basis for using synthetic retinoids as replacement therapy for conditions where genetic defects result in deficiency of 11-cis-retinal is founded on experiments in mouse genetic models. These experiments used mice that have mutations in either the RPE65 or LRAT genes, the same as those associated with LCA in humans. Both mouse models have clinical features of the human disease. The biological activity of the synthetic retinoid was monitored by measuring the level of pigment-related compounds in the eye. Retinal function was also assessed by detecting electroretinograms (ERGs) and electrical nerve signals from the retina. Oral administration of QLT091001 showed evidence of having corrected the biochemical defect in the retinoid cycle in light-sensing cells (rods) and appeared to restore ERG responses to light in both models of LCA.

About Leber’s Congenital Amaurosis
LCA is an inherited degenerative retinal disease characterized by abnormalities such as roving eye movements and sensitivity to light, and manifesting in severe vision loss from birth. Eye examinations of infants with LCA reveal normal appearing retinas. However, low level of retinal activity, measured by electroretinography, indicates very little visual function.

About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard®, and future product opportunities. For more information, visit our web site at www.qltinc.com.

In April of 2006, QLT entered into an exclusive worldwide co-development and licensing agreement with Retinagenix, LLC to develop active synthetic retinoid products for the treatment of degenerative retinal diseases. Pre-clinical studies have demonstrated that orally administered synthetic retinoid drugs cause long-lasting restoration of retinal function. Under the terms of the agreement, QLT is responsible for developing and commercializing the products for use in ocular and all other human diseases. Retinagenix has participated in research in support of the co-development collaboration and is eligible to receive payments upon achievement of certain development, approval and sales milestones as well as a royalty on net sales.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927

QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements contained in this press release, which are not historical facts, are “forward-looking statements,” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our beliefs regarding the potential benefits, targets, market opportunity and commercial success of our synthetic retinoid drug; our expectations regarding our clinical development plans and strategy for the technology and timelines associated with these; and statements which contain language such as “expects,” “will,” “plans,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from the results expressed or implied by such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: risks and uncertainties associated with the timing, expense and outcome of research and development programs and commercialization of products (including the difficulty of predicting the timing and outcome of the synthetic retinoid drug development efforts, clinical testing and regulatory approvals or actions); uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and other factors as described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.